Exhibit 11

  Pro Forma Computations of Constellation Energy's Earnings Per Common Share*
  --------------------------------------------------------------------------

     The following is the basis for the computation of primary and fully diluted earnings per common share of the years 1996, 1995 and 1994:
                                          1996           1995           1994
                                       -----------    -----------   ------------
Average shares outstanding for
 computation of primary earnings
 per common share                      265,701,166   265,584,355   264,751,559
                                       ===========   ===========   ===========
Average shares outstanding for
 fully diluted computation:

 Average shares outstanding            265,701,166   265,584,355   264,751,559

 Additional shares resulting from:

   Conversion of Serial Preferred
    Stock, $2.44 Convertible Series
    of 1966 (the"Convertible
    Preferred Stock")                       34,881        38,140        47,965

    Conversion of 7% Convertible
     Debentures                          2,411,323     2,462,230     2,523,650

    Conversion of 5% Convertible
     Debentures                          3,382,322     3,382,322     3,382,322
                                       -----------   -----------   -----------
Average shares outstanding for
 computation of fully diluted
 earnings per common share             271,529,692   271,467,047   270,705,496
                                       ===========   ===========   ===========

Earnings applicable to common stock   $492,644,000  $374,969,000  $494,420,000

Add:  Dividends paid or accrued on
       Convertible Preferred Stock          15,000        16,000        20,000

      Interest paid or accrued on
       Convertible Debentures,
       net of related taxes              6,416,000     6,475,000     6,537,000
                                      ------------  ------------  ------------
Earnings applicable to common stock,
  assuming conversion of convertible
  securities                          $499,075,000  $381,460,000  $500,977,000
                                      ============  ============  ============

Primary earnings per common share            $1.85         $1.41         $1.87

Fully diluted earnings per common share      $1.84         $1.41         $1.85

*    This  calculation is submitted in accordance  with Regulation S-K, item 601
     (b) (11) although not required by footnote 2 to paragraph 14 of APB No. 15 for 1996 and 1994 because it results in dilution of less than 3%.